UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                          The Leslie Fay Company, Inc.
        -----------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
        -----------------------------------------------------------------
                         (Title of Class of Securities)


                                    527016109
                              --------------------
                                 (CUSIP Number)


                                 March 12, 1999
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /  Rule 13d-1(b)
      /x/  Rule 13d-1(c)
      / /  Rule 13d-1(d)

CUSIP No. 527016109

1)    NAME OF REPORTING PERSON                  Stonehill Partners, L.P.
                                                ----------------------------
      I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSON

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [   ]
                                                                      (b)  [ x ]
3)    SEC USE ONLY

4)    CITIZENSHIP OR PLACE OF ORGANIZATION            Delaware
                                                      --------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

      5)    SOLE VOTING POWER                         111,200
                                                      --------

      6)    SHARED VOTING POWER                       -0-
                                                      --------

      7)    SOLE DISPOSITIVE POWER                    111,200
                                                      --------

      8)    SHARED DISPOSITIVE POWER                  -0-
                                                      --------

9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                        111,200
                                                      --------

10)   CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES*             [     ]

11)   PERCENT OF CLASS REPRESENTED BY
      AMOUNT IN ROW (9)                               1.8%
                                                      --------

14)   TYPE OF REPORTING PERSON*                       PN

CUSIP No. 527016109

1)    NAME OF REPORTING PERSON                  Stonehill Offshore
                                                Partners Limited
                                                -------------------------
      I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSON

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [   ]
                                                                      (b)  [ x ]

3)    SEC USE ONLY

4)    CITIZENSHIP OR PLACE OF ORGANIZATION            Cayman Islands
                                                      -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

      5)    SOLE VOTING POWER                         133,200
                                                      --------

      6)    SHARED VOTING POWER                       -0-
                                                      --------

      7)    SOLE DISPOSITIVE POWER                    133,200
                                                      --------

      8)    SHARED DISPOSITIVE POWER                  -0-
                                                      --------

9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                        133,200
                                                      --------
10)   CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES*             [     ]

11)   PERCENT OF CLASS REPRESENTED BY
      AMOUNT IN ROW (9)                               2.2%
                                                      --------

12)   TYPE OF REPORTING PERSON*                       CO
                                                      --

CUSIP No. 527016109

1)    NAME OF REPORTING PERSON                  Stonehill Institutional
                                                Partners, L.P.
                                                ------------------------
      I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSON

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [   ]
                                                                      (b)  [ x ]

3)    SEC USE ONLY

4)    CITIZENSHIP OR PLACE OF ORGANIZATION            Delaware
                                                      --------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

      5)    SOLE VOTING POWER                         146,300
                                                      ---------

      6)    SHARED VOTING POWER                       -0-
                                                      ---------

      7)    SOLE DISPOSITIVE POWER                    146,300
                                                      ---------

      8)    SHARED DISPOSITIVE POWER                  -0-
                                                      ---------

9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                        146,300
                                                      ---------
10)   CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES*             [     ]

11)   PERCENT OF CLASS REPRESENTED BY
      AMOUNT IN ROW (9)                               2.4%
                                                      -----

12)   TYPE OF REPORTING PERSON*                       PN
                                                      --

Item 1.

      (a)   Name of Issuer

            The Leslie Fay Company, Inc.
            -------------------------------------------------------

      (b)   Address of Issuer's Principal Executive Offices

            1412 Broadway
            New York, NY  10018
            -------------------------------------------------------

Item 2.

      (a)   Names of Persons Filing

            Stonehill Partners, L.P.
            Stonehill Offshore Partners Limited
            Stonehill Institutional Partners, L.P.
            -------------------------------------------------------

      (b)   Address of Principal Business Office or, if none, Residence

            110 East 59th Street
            New York, NY  10022
            -------------------------------------------------------

      (c)   Citizenship

            Stonehill Partners, L.P.:                 Delaware
            Stonehill Offshore Partners Limited:      Cayman Islands
            Stonehill Institutional Partners, L.P.:   Delaware
            -------------------------------------------------------

      (d)   Title of Class of Securities

            Common Stock, $.01 par value
            -------------------------------------------------------

      (e)   CUSIP Number

            527016109
            -------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

   (a)  /  /Broker of dealer registered under section 15 of the Act;

   (b)  /  /Bank as defined in section 3(a)(6) of the Act;

   (c)  /  /Insurance company as defined in section 3(a)(19) of the Act;

   (d) / /Investment company registered under section 8 of the Investment Company Act of 1940;

   (e)  /  /An investment  adviser in accordance with ss.240.13d-1(b)(l)(ii)(E);

   (f) / /An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

   (g) / /A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

   (h) / /A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

   (i)  /  /A  church   plan   that is   excluded  from  the   definition  of an
            investment company under section 3(c)(14) of the Investment Company Act of 1940;

   (j)  /  /Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.     Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

                  Stonehill Partners, L.P.:                       111,200
                  Stonehill Offshore Partners Limited:            133,200
                  Stonehill Institutional Partners, L.P.:         146,300
                                                                  --------------

      (b) Percent of class:

                  Stonehill Partners, L.P.:                       1.8%
                  Stonehill Offshore Partners Limited:            2.2%
                  Stonehill Institutional Partners, L.P.:         2.4%
                                                                  --------------

      (c) Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote

                        Stonehill Partners, L.P.:                 111,200
                        Stonehill Offshore Partners Limited:      133,200
                        Stonehill Institutional Partners, L.P.:   146,300

            (ii)  Shared power to vote or to direct the vote

                        Stonehill Partners, L.P.:                 -0-
                        Stonehill Offshore Partners Limited: -0-Stonehill Institutional Partners, L.P.: -0-

            (iii) Sole power to dispose of or to direct the vote

                        Stonehill Partners, L.P.:                 111,200
                        Stonehill Offshore Partners Limited:      133,200
                        Stonehill Institutional Partners, L.P.:   146,300

            (iv)  Shared power to dispose of or to direct the disposition of

                        Stonehill Partners, L.P.:                 -0-
                        Stonehill Offshore Partners Limited: -0-Stonehill Institutional Partners, L.P.: -0-

Item 5.     Ownership of Five Percent or Less of a Class.


     If this statement is being filed to report the fact that, as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                                                                  --------------

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Inapplicable.

Item 8.     Identification and Classification of Members of the Group.

            Inapplicable.

Item 9.     Notice of Dissolution of Group.

            Inapplicable.

Item 10.    Certification

      By signing below Stonehill Partners, L.P., Stonehill Offshore Partners Limited and Stonehill Institutional Partners, L.P. certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

      After reasonable inquiry and to the best of their knowledge and belief, Stonehill Partners, L.P., Stonehill Offshore Partners Limited and Stonehill Institutional Partners, L.P. certify that the information set forth in this statement is true, complete and correct.

Dated: March 22, 1999

STONEHILL PARTNERS, L.P.


By:  /s/ John A. Motulsky
     ---------------------------------------
Name:    John A. Motulsky
Title:   General Partner

STONEHILL OFFSHORE PARTNERS
LIMITED

By:   STONEHILL ADVISERS LLC


By:   /s/ John A. Motulsky
      -------------------------------------------
Name:     John A. Motulsky
Title:    Member


STONEHILL INSTITUTIONAL
PARTNERS, L.P.


By:     /s/ John A. Motulsky
        -------------------------------------------
Name:   John A. Motulsky
Title:  General Partner

                                  EXHIBIT INDEX


Number            Description
------            -----------
  A               Joint Filing  Agreement,  dated March 19,  1999,  by and among
                  Stonehill Partners, L.P., Stonehill Offshore Partners Limited and Stonehill Institutional Partners, L.P.

                                    EXHIBIT A

                             JOINT FILING AGREEMENT


      The undersigned hereby agree that the Statement on Schedule 13G with respect to the shares of Common Stock, $.01 par value, of The Leslie Fay Company, Inc. beneficially owned by the undersigned, which will be filed with the Securities and Exchange Commission no later than March 22, 1999 and signed by each of the undersigned, and any subsequent amendments to said Statement on
Schedule 13G shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.


Dated:  March 19, 1999


STONEHILL PARTNERS, L.P.                       STONEHILL INSTITUTIONAL
                                               PARTNERS, L.P.



By:  /s/ John A. Motulsky                      By:  /s/ John A. Motulsky
     ---------------------------------              ----------------------------
Name:    John A. Motulsky                      Name:    John A. Motulsky
Title:   General Partner                       Title:   General Partner


STONEHILL OFFSHORE PARTNERS
LIMITED

By:  STONEHILL ADVISERS LLC



By:  /s/ John A. Motulsky
     ---------------------------------
Name:    John A. Motulsky
Title:   Member